Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (“Settlement Agreement”) is made and entered into as of the 19th day of September 2014 (“Effective Date”) by and between Nuvilex, Inc. (“Nuvilex”) and Robert F. Ryan, M.S., Ph.D. (“Ryan”). Nuvilex and Ryan are collectively referred to in this Settlement Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS

A.         Nuvilex is a clinical stage biotechnology company focused on developing and marketing scientifically derived treatments for cancer and diabetes;

B.         Ryan has provided services to Nuvilex as an employee in various capacities since January 2011;

C.         Ryan represents and maintains that, during the time Ryan was employed by Nuvilex, Ryan and Nuvilex entered into an 8% Secured Convertible Debenture dated as of January 20, 2012 (“Debenture”) and a Term Loan Agreement dated as of April 30, 2012 (“Loan Agreement”) pursuant to which Ryan loaned monies to Nuvilex (“Ryan Loan”);

D.         Ryan represents and maintains that the terms and conditions of his employment with Nuvilex are set forth in: (i) a January 31, 2011 Memorandum of Understanding (“MOU”) between Ryan and Nuvilex; (ii) a January 31, 2012 Employment Agreement (“Employment Agreement”) between Ryan and Nuvilex; and (iii) a Resolution by Unanimous Written Consent of Directors of Nuvilex, Inc. dated May 1, 2013 (“BOD Consent”). Ryan represents and maintains that, pursuant to the MOU, Employment Agreement and BOD Consent, he was authorized by Nuvilex to issue and issued to himself and currently holds certain shares (“Ryan Shares”) of Nuvilex’s common stock (“Shares”) as compensation for the services he provided to Nuvilex as its Chief Executive Officer, President and Chief Financial Officer;

E.         During February 2014, a dispute arose between Nuvilex and Ryan relating to: (i) the validity, authenticity and approval of the MOU and the Employment Agreement; (ii) the circumstances surrounding the issuance of Shares to Ryan as compensation; and (iii) Ryan’s entitlement to the compensation previously paid and described in agreements between Nuvilex and Ryan. Nuvilex is currently investigating the facts relating to these issues;

F.         The Parties entered into a Lock-Up Agreement dated as of October 24, 2013 (“Lock- Up Agreement”) pursuant to which Ryan is prohibited from any disposition (as defined in the Lock-Up Agreement) of Shares beneficially owned by Ryan until April 30, 2016;

G.        In reliance on the representations set forth immediately above and in Section 4(a) of this Settlement Agreement, and in order to avoid the costs and uncertainties of litigation arising out of or related to the issues identified therein, the Parties have elected to compromise and settle any dispute, controversy or claim that exists or may exist relating to the Ryan Loan and to the compensation Ryan is to receive for his services to Nuvilex as an employee in accordance with the terms and conditions set forth in this Settlement Agreement.

1

AGREEMENT

In consideration of the mutual promises and covenants set forth in this Settlement Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Parties agree as follows:

1.	Settlement Consideration

(a)                    Nuvilex will pay Ryan the sum of $183,000 in full settlement of the Ryan Loan. A wire transfer in this amount will be sent to Ryan’s bank account on or before September 22, 2014, upon execution of this Settlement Agreement by Ryan, delivery of the Settlement Agreement to Nuvilex and Ryan’s compliance with Subsections 1 (c), (h) and (i) of this Settlement Agreement;

(b)                    Nuvilex agrees to transfer to Ryan all rights of ownership of the “Nutraceutical Assets” for the consideration recited in the Asset Purchase Agreement attached to this Settlement Agreement as Exhibit A. Such transfer will occur upon execution of this Settlement Agreement by Ryan, delivery of the Settlement Agreement to Nuvilex and Ryan’s compliance with subsections 1 (c), (h) and (i) of this Settlement Agreement;

(c)                     Subject to the rights and obligations set forth in this Settlement Agreement, not including Shares described in subsection 1 (d), Nuvilex agrees that Ryan has earned and may retain 20,000,000 Shares (“Settlement Shares”). Ryan shall surrender to Nuvilex the Share certificates identified in Exhibit B to this Settlement Agreement. Such Share issuance and the surrender of such Share certificates shall occur on or before September 22, 2014 and upon execution of this Settlement Agreement by Ryan, delivery of the Settlement Agreement to Nuvilex and Ryan’s compliance with subsections 1 (c), (h) and (i) of this Settlement Agreement;

(d)                    This Settlement Agreement confirms Ryan legally and validly owns 6,036,800 Shares he purchased from Nuvilex and which are represented by the Share certificates identified in Exhibit C to this Settlement Agreement. All of the Shares Ryan currently owns and will own pursuant to subsection 1 (c) and 1 (d) of this Settlement Agreement total of 26,036,800 Shares which Ryan may intermittently request Nuvilex to agree to consent to release them to become free trading in accordance with Rule 144 of the Securities Exchange Act of 1933, as amended (“Rule 144”), whenever submitted. Nuvilex agrees to do so on the conditions that: (i) Ryan has complied with Rule 144; and (ii) all such Shares are subject to the terms and conditions of this Settlement Agreement, including, but not limited to, the provisions of subsection 1(e) of this Settlement Agreement;

2

(e)                    Subject to the rights and obligations set forth in this Settlement Agreement and subject to the provisions of Rule 144, Ryan shall not, directly or indirectly, without the prior written consent of Nuvilex, offer, sell, contract to sell, transfer, assign, pledge, hypothecate, tender, encumber, grant any option to purchase, make any short sale or otherwise dispose of any Shares (each, a “Disposition”) unless a Disposition is in compliance with this subsection 1 (e). Ryan will be permitted to sell, transfer or assign an amount of Shares not exceeding 30,000 Shares per day regardless of the daily sale volume of the Shares traded on a national electronic quotation system or national stock exchange (“Daily Sale Limitation”) plus an amount of Shares represented by the Calculated Sale Limitation (defined below). During any trading day immediately following a trading day (“Subject Day”) in which 1,000,000 Shares are reported traded on a national electronic quotation system or national stock exchange, Ryan will be permitted to sell, transfer or assign an amount of Shares not exceeding an amount calculated by multiplying 15,000 times a fraction, the numerator of which is the total volume traded on the Subject Day, rounded down to the nearest 1,000,000, and the denominator of which is 1,000,000 (“Calculated Sale Limitation”). For example, if 1,250,000 Shares are reported traded on a Subject Day, Ryan would be entitled to sell 15,000 Shares in addition to the Daily Sale Limitation of 30,000 Shares per day; The Calculated Sale Limitation shall remain in effect for a period of 4 years from the Effective Date. The Lock-Up Agreement is hereby rescinded as to Ryan;

(f)                     In order to enable Nuvilex to enforce the Daily Sale Limitation and the Calculated Sale Limitation, Ryan shall cause to be delivered to Nuvilex at its offices identified below, or as Nuvilex otherwise designates to Ryan in writing from time to time, a copy of all trading, brokerage and related records with regard to volume, price and timing of any Disposition of Shares every 30 days from the Effective Date;

(g)                    Notwithstanding the Daily Sale Limitation and the Calculated Sale Limitation, upon execution of this Settlement Agreement by Ryan, delivery of the Settlement Agreement to Nuvilex and Ryan’s compliance with Subsections 1 (c) (h) and (i) of this Settlement Agreement, Ryan will be permitted to sell, transfer or assign up to 1,250,000 Shares (subject to the provisions of Rule 144) on the condition that Ryan shall not sell, transfer or assign any such Shares at a price that is more than $.02 per Share less than the closing price of the Shares as reported the preceding day on any national electronic quotation system or national stock exchange;

(h)                    Simultaneously with the mutual execution and delivery of this Settlement Agreement, Ryan shall surrender and deliver to Nuvilex all of the bearer shares of Bio Blue Bird AG (“Bio Blue Bird”) issued to and owned by Nuvilex pursuant to the Third Addendum to Asset Purchase Agreement between Nuvilex and SG Austria Private Limited effective as of June 25, 2013 and shall transfer his position at Bio Blue Bird as the Verwaltungsrat to the person at Nuvilex so chosen by Nuvilex to replace him;

(i)                     Simultaneously with the mutual execution and delivery of this Settlement Agreement, Ryan shall resign from the Board of Directors of Nuvilex (“Board”) and shall resign as an officer and an employee of Nuvilex;

(j)                     Ryan shall, subject to mutual agreement between the Parties, serve as a consultant to Nuvilex at a rate and amount to be agreed upon between the Parties in writing. Notwithstanding such agreement, such mutual agreement will not prevent Ryan from disposing of his Shares in accordance with the terms and conditions of this Settlement Agreement;

3

(k)                    Ryan shall promptly and in good faith cooperate with Nuvilex to issue a press release related to his resignation from Nuvilex as its Chief Scientific Officer and becoming the President and CEO of Nunataq, Ltd.; and

(l)                     Other than as expressly set forth in this Settlement Agreement, Nuvilex shall have no financial, credit, or other obligation of any kind to Ryan.

2.	Return of Nuvilex Property

Ryan represents that, as of the date of this Agreement, he will have returned all property of Nuvilex, including, but not limited to, any USB drive that may contain Nuvilex files, computers, VPN equipment, software, telephones, documents, books, records (whether in electronic format or hard copy), reports, files, correspondence, notebooks, manuals, notes, specifications, mailing lists, credit cards, access cards, identification cards, key fobs, keys and other data and/or materials in his possession or control.

3.	Releases

As a material inducement to Nuvilex to enter into this Settlement Agreement, Ryan hereby fully and forever releases, acquits, discharges, and covenants not to sue Nuvilex and any of its subsidiaries, affiliated companies, successors and assigns, and investors in Nuvilex, and their respective principals, officers, directors, representatives, agents, employees, and attorneys (all of the foregoing parties are collectively “Nuvilex Released Parties”) of and from all actions, lawsuits, claims, objections, proceedings, and cause or causes of action, in law or in equity, whether foreseen or unforeseen, matured or unmatured, known or unknown (individually “Claim” and collectively “Claims”), which Ryan or his successors, assigns, heirs, executors, and/or administrators ever had, now have or could in the future have arising out of or in any way related to Nuvilex, whether based on facts now known or unknown, accrued or not accrued, direct or indirect, from the beginning of time to the date hereof. Without limiting the foregoing, Ryan understands and agrees that he is waiving any rights he may have had, now has or in the future may have to pursue any and all remedies available to him under any employment-related cause of action, including, without limitation, Claims of wrongful discharge, wages, stock options, breach of contract, breach of the covenant of good faith and fair dealing, wrongful termination in violation of public policy, defamation, interference with contract or business advantage, physical injury, emotional distress, claims under Title VII of the 1964 Civil Rights Act, as amended, and any other state or local statutes relating to securities, discrimination, harassment, retaliation or wrongful termination of employment or employment related claims, the Equal Pay Act of 1963, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended, the Civil Rights Act of 1866, the Employee Retirement Income Security Act of 1976, the Worker Adjustment Retraining and Notification Act, the Older Workers Benefit Protection Act of 1990, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Rehabilitation Act, the Family and Medical Leave Act, the Labor Management Relations Act, the Sarbanes-Oxley Act of 2002 and any other laws and regulations relating to employment or Ryan’s receipt of wages, stock, stock options or other benefits. Pursuant to the foregoing, upon the execution of this Settlement Agreement by Ryan, Ryan agrees to withdraw any pending Claim which may have been previously filed by or on his behalf against any of the Nuvilex Released Parties in any forum or form, administrative or judicial. This release does not affect any claims which accrue after the date of this Agreement or the ability to enforce the terms of this Agreement.

4

4.	Representations and Warranties

The Parties represent, warrant and agree with each other as follows:

(a)            In entering into this Settlement Agreement Ryan represents and warrants that:

(i)	he has faithfully performed his duties to Nuvilex and has not engaged in any conduct with respect to Nuvilex that is fraudulent, deceitful or dishonest to Nuvilex or its shareholders;

(ii)	he has not engaged in any transactions regarding Nuvilex or its assets, securities or business without full disclosure to or authorization by the Board;

(iii)	he has no knowledge of any document relating to Nuvilex having been forged, altered, or falsified by Ryan or having any signature affixed on any such document by Ryan without the permission of the signatory;

(iv)	within 30 days of the Effective Date, Ryan shall provide to Nuvilex, to the extent practicable, a copy of all emails Ryan sent and/or received in his capacity as the Chief Executive Officer, President, Chief Financial Officer, Chief Scientific Officer and Board member of Nuvilex;

(v)	he has relied on the legal advice of his counsel, who is the counsel of his own choice, and that the terms and conditions of the Settlement Agreement have been read and explained to Ryan by his counsel; and

(vi)	he has full right and interest in and to any Claim or other matter that he is releasing and that he has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity any Claim or other matters so released.

(b)           This Settlement Agreement is the product of joint drafting and shall not be construed against any Party as the drafter or based upon the Parties’ respective contributions to the drafting hereof, or the additions and deletions made during the drafting process;

(c)            Each Party intends to be legally bound by this Settlement Agreement;

5

(d)             Each Party executing this Settlement Agreement in a representative capacity warrants that it is fully authorized or empowered to do so and that all required approvals have been obtained to effectuate this settlement; and

(e)             The Parties understand and agree that the representations and warranties set forth above are a material part of this Settlement Agreement and that neither Party would be entering into this Settlement Agreement without the representations and warranties being truthful and accurate.

5.	Indemnity

Ryan shall indemnify and hold harmless each of the Nuvilex Released Parties from and against any third party claims, damages, costs (including reasonable outside attorneys’ fees) and other liabilities arising out of or related to any breach by Ryan of his representations, warranties and agreements set forth in this Settlement Agreement. Nuvilex shall indemnify and hold harmless Ryan from and against any third party claims, damages, costs (including reasonable outside attorneys’ fees) and other liabilities arising out of or related to any breach by Nuvilex of its representations, warranties and agreements set forth in this Settlement Agreement.

6.	Non-Disparagement

Ryan agrees that he shall not make or publish, or cause or authorize or allow any third party to make or publish, orally or in writing, any statement or communication that disparages or reflects negatively on Nuvilex or any of the other Nuvilex Released Parties. Nuvilex agrees that, through its officers and directors and the Released Parties, it will not make or publish, or cause or authorize or allow any third party to make or publish, orally or in writing, any statement or communication that disparages or reflects negatively on Ryan. Notwithstanding the foregoing, nothing contained herein shall affect or limit responses given in any governmental or judicial proceeding or as otherwise required by law or actions to enforce this Settlement Agreement. Ryan understands and acknowledges that after the execution of this Settlement Agreement, Nuvilex may issue a press release and will file a Form 8-K with the United States Securities and Exchange Commission to the effect that Ryan: (i) is no longer employed by Nuvilex; (ii) has resigned from the Board; and (iii) has agreed to act as an independent consultant for Nuvilex upon terms to be agreed upon between the Parties.

7.	Non-Competition

Ryan acknowledges that during the period of his employment with Nuvilex he has come into contact with, and has been privy to, confidential, proprietary and trade secret information of Nuvilex. As a result, and subject only to the rights and obligation set forth in this Settlement Agreement, Ryan shall not, directly or indirectly, including without limitation, as an agent, consultant, employee, independent contractor, manager, partner, principal shareholder or proprietor, in any jurisdiction in which Nuvilex has engaged in business, engage or attempt to engage in any business activity in which Nuvilex is engaged or plans to be engaged and which is known to Ryan for 2 years from the Effective Date. In the event any such territorial or time limitation is deemed to be unreasonable by a court of competent jurisdiction, Ryan agrees to the reduction of the territorial or time limitation to the area or period which such court deems reasonable.

6

8.	Confidentiality

The Parties agree that they and their respective employees, agents, representatives and/or professional advisors, shall keep the terms of this Settlement Agreement confidential and will not hereafter disclose the terms of this Settlement Agreement to any third party; provided, however, that the Parties may make such disclosures as are required by law or as are necessary for legitimate law enforcement purposes or for the enforcement of the terms of this Settlement Agreement. In the event that one of the Parties is required to disclose the terms of this Settlement Agreement, the Party shall provide prompt notice to the other Party to enable the other Party to object to such disclosure.

9.	Inventions and Patents

Ryan acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to Nuvilex or any of its Affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Ryan while employed by Nuvilex belong to Nuvilex unless the products have been included in the Asset Purchase Agreement attached to this Settlement Agreement as Exhibit A. If they have been so included, those products belong to Ryan.

10.	Specific Performance

The Parties acknowledge that they will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements between the Parties contained in this Settlement Agreement. Accordingly, it is agreed that, in addition to any other remedies which may be available to the Parties, upon the breach by a Party of a covenant or agreement set forth in this Settlement Agreement, the other Party shall have the right to obtain injunctive relief to restrain any such breach or threatened breach of a covenant or agreement or otherwise to obtain specific performance of any of such covenant or agreement.

11.	No Admissions

Each of the Parties understands, acknowledges and agrees that this Settlement Agreement represents the settlement of a dispute that exists or may exist relating to the Ryan Loan and to the compensation Ryan is to receive for his services to Nuvilex as an employee and that neither this Settlement Agreement, nor any of its provisions, shall be deemed or construed at any time or for any purpose as an admission of liability or fault on the part of a Party.

7

12.	Effective Agreement

This Settlement Agreement may be pleaded as a full and complete defense to, and may be used as the basis for an injunction against, any action, lawsuit or other proceeding which may be instituted, prosecuted or attempted in breach of this Settlement Agreement by any Party.

13.	Notices

All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Settlement Agreement or in connection with the transactions contemplated hereby (“Notice”) shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (i) if personally delivered, on the business day of such delivery (as evidenced by the receipt of the personal delivery service); (ii) if mailed certified or registered mail return receipt requested, two business days after being mailed; (iii) if delivered by overnight courier (with all charges having been prepaid), on the business day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing); or (iv) if delivered by facsimile transmission, on the business day of such delivery if sent by 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding business day (as evidenced by the printed confirmation of delivery generated by the sending party’s facsimile machine). If any Notice cannot be delivered because of a changed address of which no Notice was given (in accordance with this Section 14), or the refusal to accept same, the Notice shall be deemed receive on the second business day the notice is sent (as evidenced by a sworn affidavit of the sender). All such Notices shall be sent to the following addresses or facsimile numbers as applicable:

If to Nuvilex:

Nuvilex, Inc.

12510 Prosperity Drive

Suite 310

Silver Spring, MD 20904-1643

Attention: Kenneth L. Waggoner, Esq.

Tel. No.: (917) 595-2850

Fax No.: (917) 595-2851

with a copy (which copy shall not constitute notice to Nuvilex) to:

Loeb & Loeb LLP

345 Park Avenue

New York, NY 10154

Attention: Mitchell Nussbaum, Esq.

Tel. No.: (212) 407-4000

Fax No.: (212) 407-4990

8

If to Ryan:

Robert F. Ryan, M.S. Ph.D.

2306 Falling Creek Road

Silver Spring, Maryland 20904-5267

Tel. No: (240) 461-2027

Fax No.: (301) 388-0937

with a copy (which copy shall not constitute notice to Ryan) to:

Mitchel J. Shapiro, Esq.

Shapiro & Shapiro, P.C.

1335 Rockville Pike, Suite 220

Rockville, Maryland 20852

Tel. No: (301) 309-1775

Fax No.: (301) 309-2411

14.	Headings

The headings in this Settlement Agreement are for convenience only, do not constitute a part of this Settlement Agreement and shall not be deemed to limit or affect any of the provisions of this Settlement Agreement.

15.	Successors and Assigns

The Parties agree that this Settlement Agreement shall be binding on the Parties’ respective heirs, executors, administrators, legal representatives, successors and assigns. Nothing in this Settlement Agreement, express or implied, is intended to confer upon any person, other than the Parties hereto or their respective successors and assigns, any rights or benefits under or by reason of this Settlement Agreement.

16.	Choice of Law

This Settlement Agreement in its entirety shall be governed, construed and enforced under and in accordance with the laws of the State of Maryland, both substantive and remedial, without regard to conflict of laws principles.

17.	Counterparts

This Settlement Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute a single instrument. Facsimile or other electronic copies of signatures shall be considered originals for purposes of this Settlement Agreement.

9

18.	Severability

The invalidity of any provision of this Settlement Agreement will not affect the validity of the remaining provisions so that this Settlement Agreement will be construed as if such invalid provision has been omitted, unless this Settlement Agreement will thereby fail to meet its essential purpose and intent.

19.	Waiver, Amendment and Survival

This Settlement Agreement cannot be altered, amended supplemented or otherwise modified except by an instrument in writing signed by all Parties. No forbearance, indulgence, delay or failure to exercise any right or remedy created by this Settlement Agreement shall operate as a waiver thereof, nor as an acquiescence in any default. No single or partial exercise of any right or remedy created by this Settlement Agreement shall preclude any other future exercise thereof or the exercise of any other right or remedy created by this Settlement Agreement. All remedies created by this Settlement Agreement, whether at law or in equity, are cumulative and can be enforced concurrently and from time to time.

[The balance of this page has been left blank intentionally.]

10

20.	Complete Agreement; Sole Remedy for Breach; Third Party Beneficiary

The Recitals set forth at the beginning of this Settlement Agreement are hereby incorporated into the body of this Settlement Agreement and made a part hereof as if fully set forth herein. This Settlement Agreement constitutes the entire agreement and understanding of the Parties with respect to the subject matter of this Settlement Agreement and supersedes all prior or contemporaneous agreements, understandings, statements, representations, inducements or conditions, oral or written, expressed or implied, with respect to the subject matter of this Settlement Agreement. The Parties have not relied upon, and shall have no claim or remedy in respect of, any warranty, statement or representation made by any Party (whether or not that party is a party to this Settlement Agreement), unless it is expressly set forth in this Settlement Agreement. Except as otherwise provided in Section 10 of this Settlement Agreement, Ryan’s sole and exclusive remedy for Nuvilex’s breach of this Settlement Agreement shall be an action for damages. Ryan irrevocably waives any right of reversion, rescission or termination of this Settlement Agreement. Except as expressly provided in Section 3 and 15 of this Settlement Agreement, no person not a Party is intended to be benefited by this Settlement Agreement or shall have any enforceable rights under this Settlement Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Settlement Agreement to be duly executed by their respective authorized signatories as of the Effective Date.

Robert F. Ryan

By: Robert F. Ryan, M.S., Ph.D.

Nuvilex, Inc.

By: Kenneth L. Waggoner

Title: Chief Executive Officer

11

EXHIBIT A

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is entered into as of the 19th day September 2014, by and between Nuvilex, Inc. (“Seller”), with an address of 12510 Prosperity Drive, Suite 310, Silver Spring, Maryland 20904-1643, and Robert F. Ryan, M.S., Ph.D. (“Purchaser”), with an address of 2306 Falling Creek Road, Silver Spring, Maryland 20904-5267. (Seller and Purchaser are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties”).

RECITAL

WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, the Transferred Assets (as defined in Section 1 below) on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, for and in consideration of the premises and the mutual promises made in this Agreement, the representations, warranties, and covenants contained in this Agreement and other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the Parties hereby agree as follows as of the date of this Agreement:

1.               Assignment of Transferred Assets. At the Closing (as defined below), Seller shall sell, transfer, assign and convey to Purchaser, and Purchaser shall purchase from Seller, upon the terms and conditions set forth in this Agreement, all of Seller’s right, title and interest in and to the Transferred Assets; subject, however, to Purchaser assuming the Assumed Obligations (as defined below) as set forth in Section 2 below. As used in this Agreement, “Transferred Assets” shall mean the names, product formulations, domain names and websites related to the former nutraceutical business of Seller as set forth on Schedule A annexed to this Agreement and made a part hereof and any and all intellectual property or other rights of Seller in or to such Transferred Assets.

2.               Excluded Assets Notwithstanding the foregoing, the Parties agree and acknowledge and agree that the following shall be excluded from the Transferred Assets (the “Excluded Assets”): (i) accounts receivable with respect to the former nutraceutical business of Seller; (ii) claims, rebates, refunds and other general intangibles arising from the former nutraceutical business of Seller; (iii) all refunds and credits of taxes and other tax attributes of Seller that are attributable to those taxes; (iv) except as set forth on Schedule A to this Agreement, all trademarks, trade names and similar intangibles of Seller, including the right to use or interest, in any, of the names or publications of Seller or any affiliate of Seller or division of Seller or any similar name or intangible registered or licensed to any of the foregoing; and (v) all assets of Seller not related to its neutraceutical business, including, but not limited to, Seller’s biotechnology business, including its cellulose based live cell encapsulation technology and related licenses and any assets of its subsidiary Medical Marijuana Sciences, Inc.

12

3.            Assumption of Obligations.

(a)             Purchaser hereby: (i) assumes, as of the Closing Date (as defined in Section 4 below), all of Seller’s obligations with respect to, arising out of, related to and/or in connection with the Transferred Assets and/or the Transferred Agreements, which obligations arise on or after the Closing Date and are listed on Schedule B annexed to this Agreement (“Assumed Obligations”); and (ii) agrees to pay, discharge and/or perform, as applicable, the Assumed Obligations from and after the Closing Date. Seller hereby transfers, assigns, delegates and conveys to Purchaser, as of the Closing Date, the Assumed Obligations, and such obligations are hereby declared to be the obligations of Purchaser from and after the Closing Date, all in accordance with the provisions of this Agreement.

(b)            Notwithstanding any provision in this Agreement or any other writing to the contrary, with respect to the obligations and liabilities of Seller, Purchaser is assuming only the Assumed Obligations and is not assuming and shall not assume any other liability or obligation of Seller of whatever nature whether presently in existence or arising hereafter. All such other liabilities and obligations of Seller, including any Action against or affecting Seller or any Transferred Asset arising out of any act or omission or alleged act or omission of Seller or any other person prior to the Closing Date, or breach or alleged breach of any agreement prior to the Closing Date, shall in each case be retained by and remain obligations and liabilities of Seller (all such liabilities and obligations not being assumed being herein referred to as the “Excluded Liabilities”). Seller agrees to pay, discharge and/or perform, as applicable, the Excluded Liabilities from and after the Closing Date.

4.            Closing and Closing Date. The closing of this transaction (“Closing”) shall occur on or before the close of business on September 22, 2014 (“Closing Date”). On the Closing Date, Seller will sell, transfer, assign and convey to Purchaser and Purchaser will buy from Seller the Transferred Assets and assume the Assumed Obligations. The Transferred Assets shall be transferred by Seller to Purchaser at the Closing by way of Seller’s execution and delivery to Purchaser of a Bill of Sale in the form annexed to this Agreement as Exhibit A and made a part of this Agreement.

5.            Payment for the Transferred Assets. The consideration for the sale of the Transferred Assets is set forth in the Settlement Agreement and in the assumption by Purchaser of the Assumed Obligations and Purchaser’s warranties, representations, covenants and agreements contained in this Agreement.

6.            Instruments of Further Assurances. Each of the Parties agrees, upon the request of the other Party or its counsel, from time to time to execute and deliver to such other Party all such instruments and documents of further assurance or otherwise, as shall be reasonable under the circumstances, and to do any and all such acts and things as may reasonably be required to carry out the obligations of such requested Party hereunder, including for the purpose of vesting in Purchaser all right, title and interest in and to the Transferred Assets and the Assumed Obligations, and otherwise in order to carry out the purpose and intent of this Agreement.

13

7.            Representations and Warranties.

(a)          Seller represents and warrants to Purchaser as of the date of this Agreement and as of the Closing Date, or if a representation or warranty is made as of a specified date, as of such date, that:

(i)             Seller is a corporation organized, validly existing and in good standing under the laws of the State of Nevada;

(ii)            Seller has the full right and all necessary corporate power and authority to execute and deliver this Agreement and each instrument required to be executed and delivered by it in connection therewith on or prior to the Closing and to perform its obligations hereunder and to consummate the transaction contemplated hereby;

(iii)          The execution, delivery and performance by Seller of this Agreement and each instrument required to be executed and delivered by it on or prior to the Closing, the performance of its obligations hereunder and the consummation of the transaction contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, including the unanimous approval of the members of Seller’s Board of Directors, and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or any instrument required to be executed and delivered by it in connection therewith on or prior to the Closing or the consummation of the transaction contemplated by this Agreement;

(iv)          This Agreement has been, and in the case of each instrument required to be executed and delivered by Seller in connection therewith on or prior to the Closing shall be, duly and validly executed and delivered by Seller and, assuming the due authorization, execution and delivery thereof by Purchaser, as applicable, constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms;

(v)            None of the execution, delivery or performance by Seller of this Agreement does or will (A) contravene or conflict with the organizational or constitutive documents of Seller, (B) contravene or conflict with or constitute a violation of any provision of any law or any judgment, order, writ, injunction, award, or decree of any court, arbitrator, governmental agency or instrumentality binding upon or applicable to Seller, or any of the Transferred Assets, (C) constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of Seller or (D) result in the creation or imposition of any Encumbrance (as defined below) on any of the Transferred Assets;

(vi)          Seller has good title in and to the Transferred Assets. Seller has not previously transferred the Transferred Assets to any person;

14

(vii)        With respect to the Transferred Assets, there are no Claims (as defined below) of any kind (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) existing, threatened against or involving the Transferred Assets or the transaction contemplated hereby. There is no order of any Authority (defined below) outstanding against Seller affecting any of the Transferred Assets or to which Seller or any of the Transferred Assets are bound. In the event a Claim arises prior to the Closing Date, Seller shall immediately advise Purchaser of the existence thereof. As used in this Agreement, “Claims” shall mean all claims, actions, litigation, lawsuits, audits, hearings or proceedings pending or outstanding that materially adversely affect, or which will or may in any way materially prejudice, the rights of the Parties under this Agreement;

(viii)      With respect to the Transferred Assets, except as set forth on Schedule B annexed to this Agreement and made a part hereof, there are no Encumbrances (as defined below) on or against Seller or the Transferred Assets and no condition exists that could reasonably be expected to materially interfere with Seller’s ability to transfer the Transferred Assets to Purchaser. As used in this Agreement, “Encumbrance” means any mortgage, pledge, lien, claim, charge or any other security interest or encumbrance of any kind or nature whatsoever;

(ix)          To the knowledge of Seller, none of the Transferred Assets infringes upon or violates the rights of any third party. Seller has not received any notice of infringement or conflict with the asserted rights of others in respect of any of the Transferred Assets that has not been previously settled or adjudicated;

(x)            To the knowledge of Seller, Seller is not in violation of any applicable law affecting the Transferred Assets or to which any of the Transferred Assets are subject; and

(xi)          As of the Closing, Seller shall have the full right, power and authority to transfer to Purchaser the Transferred Assets.

EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 7(a), THERE ARE NO EXPRESS WARRANTIES WITH RESPECT TO THE TRANSFERRED ASSETS. THERE ARE NO IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR OTHER IMPLIED WARRANTIES WITH RESPECT TO THE TRANSFERRED ASSETS.

(b)          Purchaser represents and warrants as of the date of this Asset Purchase Agreement and as of the Closing Date that:

(i)            Purchaser has the full right and all necessary power and authority to execute and deliver this Agreement and each instrument required to be executed and delivered by it in connection therewith on or prior to the Closing and to perform its obligations hereunder and to consummate the transaction contemplated by this Agreement;

15

(ii)            The execution and delivery by Purchaser of this Agreement and each instrument required to be executed and delivered by it in connection therewith on or prior to the Closing, the performance of his obligations under this Agreement and the consummation of the transaction contemplated by this Agreement have been duly and validly approved by Purchaser and have been duly and validly authorized by all necessary action, and no other act on the part of Purchaser is necessary to authorize this Agreement or any instrument required to be executed and delivered by him on or prior to the Closing or the consummation of the transaction contemplated by this Agreement. The execution, delivery and performance of this Agreement and any other agreements and documents contemplated by this Agreement will not violate any provision of law or any order, writ, judgment, injunction or decree of any court or any entity applicable to Purchaser. Further, Purchaser is not a party to or bound by any judgment, order, writ, injunction, award, or decree of any court, arbitrator, governmental agency or instrumentality that would prevent Purchaser’s execution or performance of this Agreement or the transaction contemplated by this Agreement. The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transaction contemplated by this Agreement are not prohibited by and will not violate any United States federal, state or local law, rule or regulation or any foreign law; and

(iii)          This Agreement has been, and in the case of each instrument required to be executed and delivered by Purchaser in connection therewith on or prior to the Closing shall be, duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery thereof by Seller, as applicable, constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

8.            Survival of Representations and Warranties. All representations, warranties, covenants and agreements of the Parties contained in this Asset Purchase Agreement shall survive the Closing Date and shall continue in full force and effect for the benefit of the respective Party and its successors and assigns for a period of 12 months after the Closing Date (“Survival Period”).

9.            Indemnity.

(a)             Seller hereby agrees to indemnify, defend, save and hold Purchaser harmless from any and all Claims, damages, liabilities, costs, losses obligations and expenses (including without limitation reasonable attorneys’ fees and court costs) which arise out of or result from: (i) any breach of any representation, warranty, covenant or agreement made by Seller in this Agreement; and (ii) any Excluded Liabilities.

(b)            Purchaser hereby agrees to indemnify, defend, save and hold Seller and its directors, officers, employees, agents, representatives, attorneys and affiliates harmless from any and all Claims, damages, liabilities, costs, losses obligations and expenses (including without limitation reasonable attorneys’ fees and court costs) which arise out of or result from: (i) any breach of any representation, warranty, covenant or agreement made by Purchaser in this Agreement; and (ii) any Assumed Liabilities.

(c)             The obligations of the Parties under this Section 9 shall subsist for the duration of the Survival Period only, except that with respect to any Claims that are subject to this Section 9 and made against a Party during the Survival Period, the obligations of the Parties under this Section 9 shall, with respect to such Claims, survive until the resolution of such Claims.

(d)            The following terms and provisions shall apply with respect to any Party seeking indemnification pursuant to this Section 9 (“Indemnified Party”):

16

(i)             As a condition to seeking indemnification from a Party from whom such indemnification is sought (“Indemnifying Party”), the Indemnified Party must give the Indemnifying Party prompt notice (“Indemnification Notice”) of any Claim, investigation, or Action with respect to which such Indemnified Party seeks indemnification pursuant to this Section 9 (“Claim”), which shall describe in reasonable detail the Loss (defined below) that has been or may be suffered by the Indemnified Party. Any delay in giving an Indemnification Notice shall not impair any of the rights or benefits of such Indemnified Party under this Section 9 except to the extent such failure materially and adversely affects the ability of the Indemnifying Party to defend such Claim or increases the amount of such liability;

(ii)            In the case of any third-party Claims as to which indemnification is sought by any Indemnified Party, such Indemnified Party shall be entitled, at the sole expense and liability of the Indemnifying Party, to exercise full control of the defense, compromise or settlement of any third-party Claim unless the Indemnifying Party, within a reasonable time after the giving of an Indemnification Notice by the Indemnified Party (but in any event within 10 business days thereafter), shall (A) deliver a written confirmation to such Indemnified Party that the indemnification provisions of Section 9 are applicable to such third-party Claim and the Indemnifying Party will indemnify such Indemnified Party in respect of such third-party Claim pursuant to the terms of Section 9 and, notwithstanding anything to the contrary, shall do so without asserting against the Indemnified Party any challenge, defense, limitation on the Indemnifying Parties liability for Losses, counterclaim or offset (except to the extent that the Indemnified Party owes the Indemnifying Party any amounts related to a previous Third-Party Claim in connection with which the Indemnified Party was the Indemnifying Party with respect to such previous third-party Claim), (B) notify such Indemnified Party in writing of the intention of the Indemnifying Parties to assume the defense thereof and (C) retain legal counsel reasonably satisfactory to such Indemnified Party to conduct the defense of such third-party Claim;

(iii)          If the Indemnifying Party assumes the defense of any such third-party Claim, then the Indemnified Party shall cooperate with the Indemnifying Party in any manner reasonably requested in connection with the defense, compromise or settlement thereof. If the Indemnifying Party so assumes the defense of any such third-party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of such Indemnified Party unless the Indemnifying Party has agreed to pay such fees and expenses;

(iv)          If the Indemnifying Party elects to assume the defense of any third-party Claim, the Indemnified Party shall not pay or permit to be paid any part of any Claim or demand arising from such asserted liability unless the Indemnifying Party withdraws from or fails to prosecute the defense of such asserted liability, or unless a judgment is entered against the Indemnified Party for such liability (and the judgment is not a result of a delay in the Indemnified Party’s giving an Indemnification Notice to the Indemnifying Party). If the Indemnifying Party does not elect to defend for reason other than that the Indemnifying Party disputes that the Indemnified Party is entitled to indemnification under this Asset Purchase Agreement, or if, after commencing or undertaking any such defense, the Indemnifying Party fails to prosecute such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnifying Party’s expense. In the event the Indemnified Party retains control of the third party Claim, the Indemnified Party will not settle the subject Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed;

17

(v)            If the Indemnified Party undertakes the defense of any such third-party Claim pursuant to Section 9 and proposes to settle the same prior to a final judgment thereon or to forgo appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written Notice thereof and the Indemnifying Party shall have the right to participate in the settlement, assume or reassume the defense thereof or prosecute such appeal, in each case at the Indemnifying Parties’ expense. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle or compromise or consent to entry of any judgment with respect to any such third-party Claim (A) in which any relief other than the payment of money damages is or may be sought against the Indemnified Party or (B) which does not include as an unconditional term thereof the giving by the claimant, person conducting such investigation or initiating such hearing, plaintiff or petitioner to such Indemnified Party of a release from, other than any sums due pursuant to a settlement or judgment, all liability with respect to such third-party Claim and all other Claims or Actions (known or unknown) arising or which might arise out of the same facts; and

(vi)          Any indemnification required by Section 9 for costs, disbursements or expenses of any Indemnified Party in connection with investigating, preparing to defend or defending any Claim, or Action shall be made by periodic payments by the Indemnifying Parties to each Indemnified Party during the course of the investigation or defense, as and when bills are received or costs, disbursements or expenses are incurred.

(e)          The following terms, as used in this Asset Purchase Agreement, have the following meanings:

(i)             “Action” means any legal action, lawsuit, investigation, hearing or proceeding, including any audit for taxes or otherwise;

(ii)            “Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether international, national, federal, state, or local; and

(iii)           “Loss or Losses” means any and all out-of-pocket loss, cost, payments, demand, penalty, forfeiture, expense, liability, judgment, deficiency, damage, diminution in value or Claim (including actual costs of investigation and attorneys’ fees and other costs and expenses). For purposes of clarification, in no event will “Losses or Loss” be deemed to include any consequential damages or losses of a Party, and in no event will a Party be responsible to the other Party for any consequential damages or losses incurred by the other Party, except, in all such cases, if consequential damages or losses are awarded in connection with a third-party Claim.

10.          Notices. Except as otherwise provided under this Asset Purchase Agreement, all notices given under this Asset Purchase Agreement (“Notices”) shall be in writing and sufficient if delivered personally, sent by nationally recognized overnight courier or by registered or certified mail (postage prepaid, return receipt requested), or by facsimile with delivery confirmation as follows:

18

(a)      If to Purchaser:

Robert F. Ryan, M.S, Ph.D.
2306 Falling Creek Road
Silver Spring, Maryland 20904-5267
Telephone: (240) 461-2027
Facsimile: (301) 388- 0937

With a copy to:

Mitchell J. Shapiro, Esq.
Shapiro & Shapiro, P.C.
1335 Rockville Pike

Suite 220
Rockville, Maryland 20852
Telephone: (301) 309-1775
Facsimile: (301) 309-2411

(b)      If to Seller:

Nuvilex, Inc.
12510 Prosperity Drive

Suite 310
Silver Spring, Maryland 20904-1643
Attn: Kenneth L. Waggoner, Esq.
Telephone: (917) 595-2850
Facsimile: (917) 595-2851

With a copy to:

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attn: Mitchell Nussbaum, Esq.
Telephone: (212) 407-4159
Facsimile: (212) 407-4990

or to such other address as the Party to whom notice is to be given may have furnished to the other parties in writing in accordance with this Section 10. All such Notices or communications shall be deemed to be received: (i) in the case of personal delivery, internationally recognized overnight courier or registered or certified mail, on the date of such delivery; and (ii) in the case of facsimile or email, upon confirmed receipt.

19

11.            Successors and Assigns. This Asset Purchase Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the Parties. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon, or give to, any person, firm or corporation other than the Parties and their respective successors and assigns, any remedy or Claim under or by reason of this Agreement or any term, covenant or condition hereof, and all the terms, covenants and conditions and agreements contained in this Agreement shall be for the sole and exclusive benefit of the Parties and their successors and assigns. Purchaser shall have the right to assign any or all of its rights or to delegate any of its obligations under this Agreement on the express condition that Purchaser remain fully liable for the terms, covenants and conditions of this Agreement and the Settlement Agreement.

12.            Commissions. Neither Party shall be responsible for any finder, broker, agent or other commissions or fees due by the other Party relating to this Agreement or the transactions contemplated by this Agreement.

13.           Governing Law. This Agreement shall be construed under the internal laws of Maryland applicable to agreements to be performed wholly therein.

14.            Mediation and Binding Arbitration. If a dispute arises relating to this Agreement or the termination thereof, claims for breach of contract or breach of the covenant of good faith and fair dealing, claims of discrimination or any other Claims under any federal, state or local law or regulation now in existence or hereinafter enacted, and as amended from time to time (“Dispute”), the Parties shall attempt in good faith to settle the Dispute through mediation conducted by a mediator to be mutually selected by the Parties. The Parties shall share the costs of the mediator equally. Each Party shall cooperate fully and fairly with the mediator, and shall attempt to reach a mutually satisfactory compromise of the Dispute.

If the Dispute is not resolved within 30 days after it is referred to the mediator, it shall be resolved through final and binding arbitration, as specified in this Section 14. Binding arbitration shall be conducted by the Judicial Arbitration and Mediation Services, Inc. (“JAMS”), Greenbelt Resolution Center in Greenbelt, Maryland, for resolution by a single arbitrator acceptable to both Parties. If the Parties fail to agree to an arbitrator within 10 days of a written demand for arbitration being sent by one Party to the other Party, then JAMS shall select the arbitrator according to the JAMS Rules for Commercial Arbitration. The arbitration shall be conducted in accordance with the JAMS Rules for Commercial Arbitration. The award of such arbitrator shall be final and binding on the parties and may be enforced by any court of competent jurisdiction. In the event of arbitration to resolve a Dispute, the prevailing Party shall be entitled to recover its attorney’s fees and other out-of-pocket costs incurred in connection therewith from any non-prevailing Party involved therein.

15.            Counterparts. This Agreement may be executed in one or more counterparts by original signature, facsimile signature or electronic signature transmission in .pdf format, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

20

16.            Amendments. No amendment, change or modification of any of the terms, provisions or conditions of this Agreement shall be effective unless made in writing and signed by or on behalf of the Parties by their duly authorized representatives.

17.            Waiver. No failure or delay on the part of any Party in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement in this Agreement, nor will any single or partial exercise of any such right preclude any other (or further) exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to or exclusive of, any rights or remedies otherwise available to a Party.

18.            Construction. The Paragraph and Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including,” when used in this Agreement, shall be deemed in each case to be followed by the words “without limitation.” The words “herein,” “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Exhibits and Schedules hereto) in its entirety rather than any specific paragraph or section, unless the context otherwise requires. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement.

19.            Prohibition and Enforceability. Any provision of, or the application of any provision of, this Agreement or any right, power, authority, discretion or remedy conferred by this Agreement which is prohibited in any jurisdiction is, in that jurisdiction, ineffective only to the extent of that prohibition. Any provision of, or the application of any provision of, this Agreement which is void, illegal or unenforceable in any jurisdiction does not affect the validity, legality or enforceability of that provision in any other jurisdiction or of the remaining provisions in that or any other jurisdiction.

20.            Confidentiality. Subject to Section 6 above and except as may otherwise be required by applicable law or regulation, each Party hereby agrees to keep confidential and not disclose the terms and conditions of this Agreement; provided, however, that the foregoing shall not be deemed to prohibit either Party from disclosing: (i) any of the foregoing to: (x) any of its affiliates, members, managers, directors, officers, employees, agents, attorneys or representatives who need to know such information in order for such Party to be able to consummate the transaction contemplated hereby, (y) any Authority or other person from whom consent to the transaction contemplated hereby must be obtained; or (z) after the Closing, any permitted assignee or successor-in-interest of a Party; or (ii) to any third party the existence of this Agreement or the consummation of the transactions contemplated by this Agreement, including, without limitation, in the form of a press release or other public announcement; provided, however, that the initial press release and the initial public announcement of each Party shall each be of a form that is mutually approved by the Parties.

21.            Entire Agreement. This Agreement (including all Exhibits and Schedules hereto) constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior representations, agreements, understandings and undertakings, whether written or oral, between the Parties with respect to the subject matter hereof.

21

IN WITNESS WHEREOF, Purchaser and Seller have caused this Asset Purchase Agreement to be signed by Purchaser and by a duly authorized officer as of the date first above written.

PURCHASER

ROBERT F. RYAN

By:

SELLER

NUVILEX, INC.

By:

Name: Kenneth L. Waggoner

Title: Chief Executive Officer

22

Schedule “A”

To the Asset Purchase Agreement between Nunataq, Ltd. and Nuvilex, Inc entered into as of September 19, 2014.

List of Transferred Assets

All rights, title and interest of Seller in and to the following assets:

1.	CinnsationalTM - alcohol sensitivity.

2.	TalsynTM - Talsyn CI TM - Bid TM - Bid TM

3.	Talsyn CITM - Scar Cream - Treatment of scars, erythema and keloids.

4.	Talsyn Ageless (SN)TM - Anti-aging cream with clinically proven ingredients.

5.	Talsyn-ECMTM - Mineral mist spray to rehydrate the skin.

6.	Talsyn-AATM - Diminishes dark spots on the skin.

7.	Talsyn-BQDTM - Body moisturizer.

8.	Talsyn-UETM - Cream that reduces dark circles under the eyes.

9.	Talsyn-MCTM - Cream for blemishes, irritation, dry skin and rashes.

10.	NumadremTM - Moisturizing lotion.

11.	CinnergenTM - Glucose maintenance product.

23

Schedule B

To the Asset Purchase Agreement between Nunataq, Ltd and Nuvilex, Inc. entered into as of September 19, 2014.

List of Encumbrances

None.

24

Exhibit A

To the Asset Purchase Agreement between Nunataq, Ltd and Nuvilex, Inc. entered into as of September 19, 2014

See attached Bill of Sale.

25

BILL OF SALE

This Bill of Sale (“Bill of Sale”) is made as of the 19th day of September, 2014, by Nuvilex, Inc. (“Seller”) in favor of Robert F. Ryan (“Purchaser”).

WITNESSETH

WHEREAS, Seller and Purchaser entered into an Asset Purchase Agreement effective as of September 19, 2014 (“Agreement”); and

WHEREAS, the Agreement provides, among other things, that subject to, and upon the terms and conditions set forth in the Agreement, Seller shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase from Seller, all of the Transferred Assets (as defined in the Agreement).

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein and/or in the Agreement, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, Seller hereby agrees as follows:

1.               Capitalized terms used in this Bill of Sale shall have the same meaning as they have in the Agreement unless otherwise defined herein.

2.               Effective as of the Closing Date, Seller hereby sells, assigns, transfers, conveys and delivers to Purchaser all of Seller’s right, title and interest in and to the Transferred Assets.

3.               Seller hereby agrees that, from time to time after the delivery of this Bill of Sale, it will, following the reasonable request of Purchaser and without further consideration to Seller and subject to the terms and conditions of the Agreement, take such further action and execute and deliver such additional assignments, bills of sale, or other similar instruments as Purchaser may reasonably require to complete the transfer of the title or possession of the Transferred Assets to, or vest them in, Purchaser.

4.               Notwithstanding anything to the contrary contained in this Bill of Sale, nothing contained in this Bill of Sale shall in any way supersede, modify, replace, amend, change, rescind, waive, exceed, expand, enlarge or in any way affect the provisions of the Agreement or any of the rights or obligations of Seller or Purchaser set forth in the Agreement. This Bill of Sale is intended only to effect the transfer of certain property and rights identified in and transferred pursuant to the Agreement and shall be governed entirely in accordance with the terms of and conditions of the Agreement.

26

5.               Subject to paragraph 6 below, nothing in this instrument, express or implied, is intended or shall be construed to confer upon any person, firm or corporation other than Purchaser any remedy or Claim.

6.               The provisions of this Bill of Sale, which are intended to be binding upon Seller, its successors and assigns, and are for the benefit of Purchaser, its successors and assigns, and all rights hereby granted Purchaser, including the right to act for Seller, may be exercised by Purchaser, its successors and assigns.

7.               To the extent there is any conflict between any provisions of this Bill of Sale and any provisions of the Agreement, the provisions of the Agreement shall control.

IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be signed by its duly authorized officer as of the date first above written.

SELLER

NUVILEX, INC.

By:

Name: Kenneth L. Waggoner

Title: Chief Executive Officer

27

EXHIBIT B

SHARE CERTIFICATES TO BE SURRENDERED BY RYAN TO NUVILEX

Certificate Number	Shares	Cert Date	Issue Date
5421	415,000	4/30/2013	6/4/2013
5427	350,000	5/1/2013	6/4/2013
5422	415,000	5/31/2013	6/4/2013
5428	350,000	6/1/2013	6/4/2013
5426	350,000	4/1/2013	6/4/2013
New certificate to be issued to Robert Ryan:	70,000

28

EXHIBIT C

SHARE CERTIFICATES OWNED BY RYAN

Certificate Number	Shares	Cert Date	Date Issued
4736	5,000,000	2/24/2011	3/9/2011
5337	691,200	10/9/2012
5841	345,600	3/1/2014

29